EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NeoStem, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements of NeoStem, Inc. on Form S-8 (Registration No. 333-107438, Registration No. 333-144265, Registration No. 333-159282, Registration No. 333-162733 and Registration No. 333-173854) and in the Registration Statements on Form S-3 (Registration No. 333-145988, Registration No. 333-166169, Registration No. 333-173853 and Registration No. 333-173855) of our report dated June 23, 2011 on our audit of the financial statements of Amorcyte, Inc. (a development stage company) as of and for the year ended December 31, 2010, which appears in NeoStem, Inc.'s Current Report on Form 8-K dated July 11, 2011.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning Amorcyte’s ability to continue as a going concern.

/s/EISNERAMPER LLP

Hackensack, New Jersey
July 14, 2011